Exhibit 99.1
[Logo of Sparton Corporation]
NEWS RELEASE

Sparton Corporation Releases Third Quarter Results for Fiscal Year 2007
(JACKSON, MICHIGAN)-May 10, 2007- Electronics Manufacturing Service (EMS) provider Sparton Corporation (NYSE:SPA) announced its fiscal 2007 third quarter results.
Sales for the three months ended March 31, 2007, totaled $47,726,000, an increase of $2,423,000 (5.3%) from the same quarter last year. Medical/scientific instrumentation sales increased $11.1 million, while aerospace and industrial/other sales for the quarter were both below the prior year. Sales for the nine months ended March 31, 2007, totaled $149,099,000, an increase of $28,797,000 (23.9%) from the same period last year. Medical/scientific instrumentation sales increased $35.2 million. The increase in medical/scientific instrumentation sales both for the quarter and year-to-date were due to the Company’s newest subsidiary, Sparton Medical Systems. Year-to-date aerospace sales also increased compared to the prior year, primarily due to two existing customers. Year-to-date industrial/other sales decreased slightly primarily due to reduced sales to one existing customer. Government sales, both for the quarter and year-to-date, were below the prior year primarily due to production delays for design and rework caused by sonobuoy test failures earlier this fiscal year. While sales are below expectation, recent sonobuoy tests have improved.
An operating loss of $3,690,000 was reported for the three months ended March 31, 2007, versus an operating profit of $785,000 for the three months ended March 31, 2006. An operating loss of $8,029,000 was reported for the nine months ended March 31, 2007, compared to a loss of $1,633,000 for the nine months ended March 31, 2006. The primary reason for the reduction in gross profit from the prior year was the cost impact of design and rework issues on sonobuoy production. Approximately $5.6 and $14.9 million of sonobuoy sales with no or minimal margin occurred in the three months and nine months ended March 31, 2007, respectively. In addition, reflected in gross profit for the three months ended March 31, 2007 and 2006 were charges of $121,000 and $234,000, respectively, from changes in estimates, primarily related to design and production issues on certain sonobuoy programs. For the nine months ended March 31, 2007 and March 31, 2006, these charges totaled $2,031,000 and $886,000, respectively. The programs are loss contracts and the Company recognized the entire estimated losses or any change in the estimated loss as of March 31, 2007 and March 31, 2006. As a result of design and quality issues, government margins for the remainder of fiscal 2007 will continue to be adversely impacted. While the Company’s margins continue to be affected by the loss contracts, as described above, the sonobuoys related to these loss contracts are expected to be completely shipped by the end of May 2007.
Gross margin was further adversely impacted from the prior year by reduced margins on sales to one aerospace customer, resulting in approximately $256,000 and $694,000 of lower gross profit on similar sales for the three month and nine month periods ended March 31, 2007, respectively, compared to the same periods last year. In addition, competitive pricing issues related to one industrial customer resulted in reduced gross profit, compared to similar sales in prior periods, of approximately $391,000 and $1.1 million for the three month and nine month periods ended March 31, 2007, respectively. These lower margins are expected to continue. Also impacting margins were results from the Company’s Vietnam facility, the start-up of which has negatively impacted gross profit by $520,000 and $589,000 for three months ended March 31, 2007 and 2006, respectively, and $1,205,000 and $1,275,000 for nine months ended March 31, 2007 and 2006, respectively. We expect our Vietnamese operation results to improve during our next fiscal year, achieving breakeven levels on a monthly basis during fiscal 2008, the timing of which depends on several new program start-ups.
Selling and administrative expenses for the three and nine months ending March 31, 2007, have increased primarily as a result of the inclusion of those related to Sparton Medical Systems, as well as minor increases in various categories, such as wages, employee benefits, insurance, litigation and other items. Results also included $120,000 and $362,000 for the three months and nine months ended March 31, 2007, respectively, of expense related to the amortization of purchased intangibles identified in the Sparton Medical Systems acquisition. Included in EPA related-net environmental remediation for the nine months ended March 31, 2007, is a one-time $225,000 insurance settlement received in October 2006. Interest and investment income decreased from the prior year in both periods, as a result of decreased funds available for investment. Substantially all of the Company’s investment securities portfolio was liquidated during the nine months ended March 31, 2007, primarily to fund the operating loss, additions to property, plant and equipment, repayment of debt, and repurchases of common stock. Interest expense of $206,000 and $794,000, for the three months and nine months ended March 31, 2007, respectively, net of capitalized interest, was primarily due to the debt incurred and assumed as part of the acquisition of Sparton Medical Systems. As a result of the change in fiscal 2007’s estimated effective tax rates (first quarter 32%, second quarter 25%) to the year-to-date period’s 31%, approximately $307,000 of the $2,757,000 tax benefit was recognized in the quarter ended March 31, 2007, that related to the previous six months ended December 31, 2006.
Due to the factors described above, the Company reported a net loss of $2,294,000 ($(0.23) per share, basic and diluted) for the three months ended March 31, 2007, versus net income of $727,000 ($0.07 per share basic and diluted) for the corresponding period last year. For the nine months ended March 31, 2007, a net loss was reported of $6,135,000 ($0.62 per share, basic and diluted) versus a net loss of $370,000 ($0.04 per share, basic and diluted) for the corresponding period last year. The various factors, primarily in our government business, which lead to the poor operating performance so far this fiscal year have been identified and are being addressed, with improved performance expected in Fiscal 2008, which begins July 1, 2007. At March 31, 2007, the Company had $90,216,000 in shareowners’ equity ($9.21 per share), $59,038,000 in working capital, and a 3.27:1.00 working capital ratio.
In May 2006, the Company completed the acquisition of Astro Instrumentation, LLC., now named Sparton Medical Systems, Inc. Sparton Medical Systems is an EMS provider that designs and manufactures a variety of specialized medical products, generally involving high-quality medical laboratory test equipment. Sparton Medical Systems operated from a 40,000 square foot facility in an industrial park. A 20,000 square foot addition to the facility was undertaken at the beginning of the fiscal year and is now complete.
On January 8, 2007, Sparton announced its commitment to close the Deming, New Mexico facility of Sparton Technology, Inc. The Deming facility produced wire harnesses for buses and provided intercompany production support for another Sparton location. The closure of this plant was completed by March 31, 2007. The Deming wire harness production was discontinued, and the intercompany production support relocated to other Sparton facilities. During the quarter ended March 31, 2007, the Company incurred operating charges associated with employee severance costs of approximately $259,000, which are included in cost of goods sold. Some of the equipment located at the Deming facility has been relocated to another Sparton facility in Florida, for their use in ongoing production activities. The property, plant, and equipment of the Deming facility was almost fully depreciated. An agreement for the sale of the Deming land, building, equipment and applicable inventory was signed in March 2007. The sale involves several separate transactions. The sale of the inventory and equipment was completed on March 30, 2007. The sale of the land and building for $1,000,000 is scheduled to close on or before June 29, 2007. During the interim period the purchaser is leasing the property. An expected net gain of approximately $850,000 on the sales of all of these assets will be recognized entirely in the fourth quarter of fiscal 2007, upon closing of the real estate transaction.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month and Nine-Month Periods ended March 31, 2007 and 2006

	Three months ended		Nine months ended
	2007	2006	2007	2006
Net sales	$47,725,992	$45,303,199	$149,099,220	$120,302,471
Costs of goods sold	47,030,124	40,562,528	144,193,397	110,140,742

Gross profit	695,868	4,740,671	4,905,823	10,161,729

Selling and administrative expenses	4,264,621	3,930,958	12,978,917	11,694,855
Amortization of intangibles	120,313	—	362,049	—
EPA related environmental remediation (income) expense — net	(3,091)	29,994	(204,321)	796
Net (gain) loss on sale of property, plant and equipment	3,872	(5,693)	(201,851)	98,898

	4,385,715	3,955,259	12,934,794	11,794,549

Operating income (loss)	(3,689,847)	785,412	(8,028,971)	(1,632,820)

Other income (expense):
Interest and investment income	74,896	293,008	145,923	820,835
Interest expense	(205,877)	—	(793,599)	—
Equity gain in investment	75,000	3,000	68,000	2,000
Other — net	(23,730)	(11,088)	(283,635)	266,176

	(79,711)	284,920	(863,311)	1,089,011

Income (loss) before income taxes	(3,769,558)	1,070,332	(8,892,282)	(543,809)
Provision (credit) for income taxes	(1,476,000)	343,000	(2,757,000)	(174,000)

Net income (loss)	$(2,293,558)	$727,332	$(6,135,282)	$(369,809)

Earnings (loss) per share — basic and diluted	$(0.23)	$0.07	$(0.62)	$(0.04)

Notes:
1.	Financial information was taken from the Company’s internal records and is unaudited.
2.	For the three-month and nine month periods, weighted average shares outstanding were 9,798,902 and 9,822,999 and 9,788,779 and 9,786,190 in 2007 and 2006, respectively. Differences in the basic and diluted weighted average number of shares outstanding for purposes of computing the diluted earnings per share for the three months ended March 31, 2006, were due to the inclusion of the dilutive effect of stock options. The difference in the calculation of basic and diluted earnings per share was not material. The effect of stock options was not included in the three months ended March 31, 2007 and the nine months ended March 31, 2007 and 2006 calculations as such would have been anti-dilutive to each period’s net losses.
3.	All share and per share information have been adjusted to reflect the impact of the 5% stock dividend declared in October 2006.
This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “intends”, “appears”, “should”, “expects”, “anticipate”, “plans”, “will”, “shall” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s Quarterly Report Form 10-Q for the quarter ended March 31, 2007, Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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